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                                                                     Exhibit 8.2

                 [LETTERHEAD OF SIROTE & PERMUTT APPEARS HERE]

                               November 20, 1997

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203

Ladies and Gentlemen:

        We have acted as special Alabama tax counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, relating to the proposed public offering of up to $297,406,250 in aggregate amount of one or more series of (i) unsecured debt securities (the "Debt Securities"), (ii) preferred shares of beneficial interest (the "Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value (the "Common Shares"), (iv) warrants to purchase Common Shares (the "Common Share Warrants") or (v) depositary shares representing fractional interests in Preferred Shares (the "Depositary Shares" and, together with the Debt Securities, Preferred Shares and Common Shares and Common Share Warrants, the "Securities"), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). In connection therewith, we have been asked to provide an opinion on certain Alabama tax matters described in the discussion of "State and Local Taxes" within the Prospectus. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.


        The opinions set forth in this letter are based on relevant provisions of the Alabama Code of 1975, as amended (the "Code"), Department of Revenue regulations issued thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history as of the date hereof. These provisions and interpretations are subject to




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Board of Trustees
Colonial Properties Trust
November 20, 1997
Page 2



changes. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        We have reviewed the description of Alabama state and local tax implications of the Transaction contained in the Prospectus under the caption "State and Local Taxes" and such other matters as we feel necessary to render the following opinions.

        Based on the foregoing and subject to the discussion contained under the caption "State and Local Taxes" in the Prospectus, we are of the opinion that the section of the Prospectus captioned "State and Local Taxes" accurately summarizes the Alabama tax considerations that are likely to be material to a holder of securities of the Company.

        We consent to being named as special Alabama tax counsel to the Company in the "State and Local Taxes" section of the Prospectus and to the reference to our firm under the caption "Legal Matters." We further consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.


                                                Very truly yours,

                                                /S/ SIROTE & PERMUTT P.C.

                                                By: /s/ David Wooldridge